Exhibit 99.1


                   HALIFAX ANNOUNCES ACQUISITION OF
                      ENTERPRISE MAINTENANCE FIRM

        Acquisition of AlphaNational Expected to be Accretive;
           Will Strengthen Nationwide Service Delivery Base

ALEXANDRIA, VA - October 4, 2004 - Halifax Corporation (AMEX:HX) today announced that it has acquired AlphaNational Technology Services, Inc., a nationwide hardware maintenance services company located in Fort Worth, Texas. Founded in 1992 and privately held, AlphaNational provides high-availability maintenance services to a prestigious roster of nationwide customers.

Halifax acquired all of the outstanding stock of AlphaNational for approximately $1.9 million, excluding earnout arrangements, in which an additional $150,000 in cash or Halifax common stock could be earned over the next twelve months if certain agreed upon financial targets are met. The purchase price is comprised of 235,294 shares of Halifax common stock, $200,000 cash, and $500,000 of notes payable, of which $100,000 has a term of 90 days and $400,000 has a term of 18 months. The interest rate on the notes is 6% per annum. The purchase price is also subject to possible adjustment resulting from AlphaNational financial information to become available 45 days after closing.

Charles McNew, president and chief executive officer, of Halifax stated, "We expect this acquisition to be immediately accretive to earnings and expect that revenues for the second half of fiscal 2005 will increase by 10 to 12%. The acquisition adds several new important AlphaNational customers, expands our geographic base and increases the breadth of our product serviceability."

He added, "We are pleased to welcome AlphaNational to the Halifax family. This represents another important step in positioning our Company as a recognized leader in the enterprise maintenance solutions marketplace.

"We are particularly pleased to add Larry Whiteside, president of AlphaNational, to our executive management team. A respected industry veteran, Larry will have responsibility for certain key customer relationships and major support functions."

McNew noted, "Halifax plans to continue on our recent path of growth, both internally and externally. We have recently announced major new contracts and extensions, and we will continue to pursue meaningful new opportunities, with the goal of enhancing long-term shareholder value."

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.